LIONEL SAWYER & COLLINS

ATTORNEYS AT LAW
1100 BANK OF AMERICA PLAZA
50 WEST LIBERTY STREET
RENO, NEVADA 89501
(775) 788-8666
FAX (775) 788-8682
lsc@lionelsawyer.com
www.lionelsawyer.com

November 18, 2010

ShengdaTech, Inc.
Unit 2003
East Tower,
Zhong Rong Heng Rui International Plaza
620 Zhang Yang Road
Pudong District
Shanghai 200122
People's Republic of China

Re: Registration of Common Stock of ShengdaTech, Inc.

Ladies and Gentleman:

We are acting as special Nevada counsel for ShengdaTech, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of up to 10,000,000 shares of Common Stock, par value $0.00001 per share, of the Company (the "Common Stock"), to be offered to the public under Registration Statement No. 333-167529, as amended by Amendment No. 4 to Form S-3 on Form S-1, relating to such offering (the "Registration Statement").

The law covered by the opinions expressed herein is limited to the State of Nevada.

We have examined originals or copies of each of the documents listed below:

a. Certificate of Corporate Existence of the Company from the Nevada Secretary of State dated November 2, 2010;

b. Certificate of Amendment and Restatement of the Company's Articles of Incorporation, filed with the Nevada Secretary of State on January 3, 2007.

c. The Restated Bylaws of the Company, dated February 23, 2007.

d. Unanimous Written Consent of the Company's Board of Directors (the "Board"), dated October 18, 2010, certified as of the date hereof by the Secretary of the Company (the "Board Consent").

We have examined originals or copies of such other corporate records and certificates of corporate officers and public officials as we have deemed necessary or advisable for purposes of this Opinion Letter. We have relied upon the certificates of all public officials and corporate officers, including, but not limited to, the certificate of the Secretary of the Company, attached hereto as **Exhibit A**, with respect to the accuracy of all factual matters contained therein.

We have assumed that the Company's business is as set forth in the Prospectus attached to the Registration Statement.

Based upon the foregoing, and subject to the following, it is our opinion that:

1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

2. So long as sufficient shares of the Company's authorized common stock are then available for issuance, the Common Stock will have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated by the Board Consent and the resolution setting forth the date, price and other terms upon which to sell the Company's common stock by a committee of the Company's Board designated and established for such purpose, and so long as the aggregate price of the Common Stock sold does not exceed $100,000,000, will be validly issued, fully paid and nonassessable.

This Opinion Letter is issued in the State of Nevada. By issuing this Opinion Letter, Lionel Sawyer & Collins (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this Opinion Letter shall constitute your agreement to the foregoing.

We express no opinion concerning any securities law or rule. This Opinion Letter is intended solely for use in connection with the registration and offering of the Common Stock as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the Prospectus. In giving these consents, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Lionel Sawyer & Collins

Lionel Sawyer & Collins